GEHL COMPANY/WILLIAM D. GEHL
2008
SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENT

        THIS AGREEMENT, made and entered into as of the _____day of ___________, 2008, by and between GEHL COMPANY, West Bend, Wisconsin (hereinafter referred to as the “Company”), and WILLIAM D. GEHL, of Milwaukee, Wisconsin (hereinafter referred to as the “Employee”):

W I T N E S S E T H:

        WHEREAS, the Employee is currently employed by the Company in the capacity of Chairman and Chief Executive Officer and in such position can contribute materially to its continued growth and development and to its future financial success; and

        WHEREAS, the Company desires to insure insofar as possible that the Company will have the benefit of the Employee’s full services and executive capacities for future years;

        WHEREAS, the Employee and the Company previously entered into one or more Supplemental Retirement Benefit Agreements, the most recent amendment of which was dated April 5, 2007, and they desire to amend and restate such arrangement as reflected herein;

        NOW, THEREFORE, in consideration of services rendered by the Employee to the Company, it is agreed as follows:

        Section 1.     Definitions.

        (a)     “Average Monthly Compensation” means one-sixtieth (1/60th) of the Employee’s base salary and cash bonus from the Company for the highest five (5) calendar years within the last ten (10) completed calendar years preceding the date of the Employee’s Separation from Service with the Company. In the event the Employee does not have five (5) calendar years of employment, only the number of full months from the date of hire through the December preceding Separation from Service shall be used to determine Average Monthly Compensation. Cash bonus means the cash distributed to the Employee during a calendar year pursuant to the Company’s annual cash incentive/bonus compensation program. Base salary and cash bonus for this purpose include any salary reduction deferrals pursuant to a cash or deferred arrangement or a cafeteria plan pursuant to Internal Revenue Code (“Code”) Sections 401(k) or 125.

        (b)     “Beneficiary” means the person, trust and/or other entity designated by the Employee on the form most recently filed with the Secretary of the Company prior to the Employee’s death. In the event no validly designated beneficiary survives the Employee by at least one year, the Beneficiary shall be the Employee’s estate. In the event the last designated beneficiary survives the Employee by more than one year, the Beneficiary shall be the estate of such last designated beneficiary.

        (c)     “Disability means either (i) the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Company.

        (d)     “Employment Agreement” means the Employee’s employment agreement effective June 14, 2008.

        (e)     “Other Benefits” means the sum of:

(i)	the Employee’s normal retirement age accrued monthly benefit as determined in accordance with Section 5.02(a) of the Gehl Company Retirement Income Plan “B” or its successor as in effect at the time benefits commence hereunder pursuant to Section 2(b).

(ii)	the monthly amount available to the Employee under the provisions of Title 11 of the Social Security Act (or its successor) as in effect on, and calculated based on his actual earnings history for Social Security benefits as of, the date benefits hereunder commence pursuant to Section 2(b) below and assuming commencement with the month following attainment of age sixty-five (65).

        (f)     “Separation from Service” means the date determined under the default rules of the applicable regulations for Code Section 409A for a separation from service between the Employee and the Company, with the exception that the default rule for a bona fide leave of absence for disability is extended from six (6) months to twenty-nine (29) months.

        (g)     “Vested Percentage” means the percentage of the supplemental retirement benefit in Section 2 earned by the Employee, subject in any event to the forfeiture provision of Section 4 and the change in control provision of Section 5. The Vested Percentage is one hundred percent (100%) in any of the following circumstances:

(i)	after the Employee completes five (5) years of Vesting Service;
(ii)	if the Employee suffers a Disability; or
(iii)	if the Employee retires from the Company after attainment of age sixty-two (62).

In the event the Employee does not have a Vested Percentage of one hundred percent (100%), he shall receive ten percent (10%) vesting for each complete year of Vesting Service.

        (h)     “Vesting Service” means the period of the Employee’s consecutive employment with the Company from November 24, 1992, through the date of Separation from Service.

        Section 2.    Supplemental Retirement Benefits.

        (a)     The amount of the monthly supplemental retirement benefit shall be the Employee’s Vested Percentage times an amount equal to:

(i)	sixty percent (60%) of the Employee’s Average Monthly Compensation; less
(ii)	the Employee’s Other Benefits.

        (b)     The monthly supplement shall be payable to the Employee commencing as of the first day of the month following the earlier to occur of:

(i)	age sixty-five (65); or
(ii)	the later of Separation from Service or age sixty-two (62).

The supplement shall continue to be paid to the Employee for a period of fifteen (15) years. Notwithstanding the foregoing, in the event that subsection (b)(ii) is applicable, in no event shall payments be made prior to the date that is six (6) months after the Separation from Service. In the event that this proviso causes one or more delayed monthly payments, the delayed monthly payments shall be accumulated with interest and paid on the first business day after the end of the delay period. The applicable interest rate shall be the rate of interest announced by M&I Bank, Milwaukee, Wisconsin from time to time as its prime or base lending rate, such rate to be determined as of the Separation from Service.

        (c)     In the event the Employee commences receiving the supplement but dies prior to the end of the payment period, the remaining monthly payments in the fifteen (15)-year period shall be made to the Beneficiary.

        (d)     In the event the Employee dies after Separation from Service but prior to the commencement of benefits pursuant to (b) above, the monthly supplement calculated pursuant to subsection (a) above shall be paid to the Beneficiary for the fifteen (15)-year period commencing as of the first day of the month following the later to occur of the Employee’s death or the date the Employee would have attained (or if applicable, did attain) age sixty-two (62).

        Section 3.    Pre-Retirement Death Benefit. In the event the Employee dies prior to commencement of the supplemental retirement benefit under Section 2(b) above and while employed by the Company, a pre-retirement death benefit shall be paid to the Beneficiary in lieu of any payment pursuant to Section 2 above.  The form of such pre-retirement death benefit shall be ten (10) annual payments, the first being due as of the last day of the month following the month of the Employee’s death and the remaining payments being due on successive anniversaries of the first payment due date.  The amount of each of the ten (10) payments shall be the greater of (i) forty percent (40%) of the Employee’s Average Monthly Compensation, annualized, as of the Employee’s date of death and (ii) the actuarial equivalent (payable in the ten (10) installment method above) of the benefit that would have been paid to the Beneficiary pursuant to Section 2(d) if the Employee had terminated employment immediately prior to the Employee’s death. Such actuarial equivalent shall be determined by the Company using as the applicable discount rate the interest rate that would be used under the Gehl Company Retirement Income Plan “B” to calculate the amount of a lump sum distribution to be made on such date of death.

        Section 4.    Non-Competition Requirement. Employee agrees that for a period of two (2) years after Separation from Service, the Employee shall not, except as permitted by the Company’s prior written consent, engage in, be employed by, or in any way advise or act for, or have any financial interest in any business which is in substantial direct competition with the Company as such term is defined in the Employment Agreement. If the Employee shall fail to comply with any of the foregoing conditions, he shall forfeit all right to any payments pursuant to Section 2 hereof which would otherwise be payable to him thereafter.

        Section 5.    Change in Control. Notwithstanding the definition of Vested Percentage in Section 1 hereof, an Employee shall be one hundred percent (100%) vested, subject to Section 4, in the event there is a change in control of the Company as defined in the Employment Agreement.

        Section 6.    No Rights of Employment. Nothing herein contained shall be deemed to confer upon the Employee any right to continue in the employ of the Company nor to interfere with the right of the Company to terminate his employment at any time.

        Section 7.    Employee’s Rights Non-Assignable. Neither the Employee nor the Beneficiary shall have the power to transfer, assign, anticipate, mortgage, or otherwise encumber in advance any of the payments provided in this Agreement; nor shall any of said payments nor any assets of the Company, including any insurance policies owned by the Company, be subject to seizure for the payment of any of the recipient’s debts, judgments or other obligations arising by operation of law or in the event of bankruptcy, insolvency or otherwise.

        Section 8.    Company Not Required to Fund This Agreement. The Company is not obligated to set aside or credit the Employee or the Beneficiary with funds to provide for the payment of the amounts due under this Agreement, and nothing in this Agreement shall be construed as creating a trust fund of any kind for the benefit of the Employee or the Beneficiary. The Employee or Beneficiary have the status of general unsecured creditors of the Company, and this Agreement constitutes a mere promise by the Company to make future benefit payments in accordance with the terms hereof. It is the intention of the parties that this Agreement is unfunded for purposes of the Code and Title I of the Employee Retirement Income Security Act of 1974, as amended.

        Section 9.    Administration. This Agreement shall be administered by the Gehl Company Compensation and Benefits Committee (herein referred to as the “Committee”). If the Employee is also a Committee member, he shall abstain from any deliberations or vote on any matter in connection with this Agreement.

        Section 10.    Successors and Assigns. This Agreement shall inure to and be binding upon the successors and assigns of the Company.

        Section 11.    Acceleration. In the event that payment of the benefits provided by Section 2 hereunder is accelerated in a present value payment pursuant to the Employee’s Change in Control section of the Employment Agreement, all other benefits and provisions hereof shall be deemed terminated.

        Section 12.    409A.

        (a)     If an amount or the value of a benefit under this Agreement is required to be included in an Employee’s income prior to the date such amount is actually distributed or benefit provided as a result of the failure of this Agreement (or any other arrangement required to be aggregated with this Agreement under Code Section 409A) to comply with Code Section 409A, then the Employee shall receive a distribution, in a lump sum, within ninety (90) days after the date it is finally determined that the Agreement fails to meet the requirements of Code Section 409A; such distribution shall equal the amount required to be included in the Employee’s income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder.

        (b)     The Company and the Employee intend the terms of this Agreement to be in compliance with Code Section 409A. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit, including but not limited to consequences related to Code Section 409A. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner which avoids a violation of Code Section 409A.

        (c)     The Employee acknowledges that to avoid an additional tax on payments that may be payable or benefits that may be provided under this Agreement and that constitute deferred compensation that is not exempt from Code Section 409A, the Employee must make a reasonable, good faith effort to collect any payment or benefit to which the Employee believes the Employee is entitled hereunder no later than ninety (90) days after the latest date upon which the payment could have been made or benefit provided under this Agreement, and if not paid or provided, must take further enforcement measures within one hundred eighty (180) days after such latest date.

        (d)     The Employee acknowledges that in the discretion of the Company a portion of the benefits hereunder may be accelerated up to the amount of the withholding requirement for taxes under Code Section 3121(v) (i.e., FICA taxes) related to the benefits hereunder; any such acceleration shall reduce the amount of payments otherwise due hereunder.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Attest:	GEHL COMPANY
/s/ Michael J. Mulcahy	/s/ John T. Byrnes
Its Secretary	Its Director: John T. Byrnes
EMPLOYEE
/s/ Michael J. Mulcahy	/s/ William D. Gehl
Witness as to William D. Gehl	William D. Gehl